UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2006

___________________________

CARVER BANCORP, INC.
(Exact name of registrant as specified in its charter)

___________________________

Delaware	1-13007	13-3904147
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)
75 West 125th Street, New York, NY 10027-4512
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 876-4747

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On September 29, 2006, Carver Bancorp, Inc. (the “Company”) completed its acquisition of Community Capital Bank (“CCB”) pursuant to the terms of the Agreement and Plan of Merger between the Company and CCB, dated April 5, 2006, as amended by the First Amendment to the Agreement and Plan of Merger between the Company and CCB, dated June 2, 2006.  The Company is filing this Amendment No. 1 to the current report on Form 8-K to include previously omitted audited financial statements and unaudited financial statements of CCB and unaudited pro forma financial information of  the Company and CCB.

ITEM 9.01.	Financial statements and exhibits.

(a)           Financial statements of businesses acquired.

The audited financial statements of CCB as of and for the year ended December 31, 2005 and the unaudited financial statements of CCB as of and for the six month periods ended June 30, 2006 and June 30, 2005 and related footnotes are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.  An independent accountant has not reviewed the unaudited financial statements of CCB as of and for the six months ended June 30, 2005 and 2006.

(b)           Pro forma financial information

The unaudited pro forma condensed combined statement of financial condition of the Company and CCB as of June 30, 2006, unaudited pro forma condensed combined statement of income of the Company and CCB for the twelve months ended March 31, 2006 and December 31, 2005, respectively, unaudited pro forma condensed combined statement of income of the Company and CCB for the three months ended June 30, 2006 and March 31, 2006, respectively and related footnotes are attached hereto as Exhibit 99.3.  This information is not necessarily indicative of the results that actually would have been attained if the acquisition had occurred on the date specified nor is it intended to project the Company’s financial position for any future date.  This information should be read in conjunction with the historical financial statements of the Company.

(d)           Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Audited financial statements listed in Item 9.01(a) above.
99.2	Unaudited financial statements listed in Item 9.01(a) above.
99.3	Unaudited pro forma financial information listed in Item 9.01(b) above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARVER BANCORP, INC.
By:	/s/ Deborah C. Wright
Deborah C. Wright
Chairman & Chief Executive Officer
Dated:  September 27, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Audited financial statements listed in Item 9.01(a) above.
99.2	Unaudited financial statements listed in Item 9.01(a) above.
99.3	Unaudited pro forma financial information listed in Item 9.01(b) above.

Exhibit 99.1

Community Capital Bank

Financial Statements
Year Ended December 31, 2005

Community Capital Bank

Financial Statements
Year Ended December 31, 2005

Community Capital Bank

Contents

BDO Seidman, LLP	330 Madison Avenue
Accountants and Consultants	New York, New York 10017
Telephone: (212) 885-8000
Fax: (212) 697-1299

Independent Auditors’ Report

Board of Directors
Community Capital Bank
Brooklyn, New York

We have audited the accompanying statement of financial condition of Community Capital Bank (“Bank”) as of December 31, 2005, and the related statements of income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Capital Bank as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14, the Bank has restated its statement of cash flows for the year ended December 31, 2005.

/s/ BDO Seidman, LLP

New York, New York

March 24, 2006, except for Note 14, as to which the date is September 11, 2007

Community Capital Bank

Statement of Financial Condition

December 31, 2005
Assets
Cash and due from banks	$3,876,143
Federal funds sold - overnight	3,500,000
Due from broker	475,616
Total cash and cash equivalents	7,851,759
Due from banks, pledged (Note 7(a))	1,046,000
Interest-bearing deposits with banks (Note 7(b))	1,310,432
Securities, available-for-sale (Notes 2, 6 and 7(a))	47,203,201
Federal Home Loan Bank of New York stock, at cost, which approximates fair value	682,100
Loans, net (Notes 3 and 7(a))	99,138,821
Premises and equipment, net (Note 4)	1,366,910
Accrued interest receivable	1,148,065
Deferred tax asset, net (Note 9)	1,542,166
Other assets (Note 3)	1,233,700
$162,523,154
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand	$18,583,270
Interest-bearing (Notes 2 and 5)	121,407,772
Total deposits	139,991,042
Accrued interest payable	560,513
Other borrowed funds (Notes 2 and 7)	13,300,000
Other liabilities	1,183,437
Total liabilities	155,034,992
Commitments and contingencies (Notes 3, 5 and 11)
Stockholders’ equity (Notes 8 and 12):
Preferred stock, $1 par value –100,000 shares authorized; no shares issued
Common stock, $10 par value –690,000 shares authorized; issued and outstanding 269,179	2,691,790
Additional paid-in capital	3,985,160
Retained earnings	1,555,380
Accumulated other comprehensive loss	(744,168)
Total stockholders’ equity	7,488,162
$162,523,154
Book value per share	$27.82

See accompanying notes to financial statements.

Community Capital Bank

Statement of Income

Year ended December 31, 2005
Interest income:
Loans	$6,917,620
Securities	1,946,966
Interest-bearing deposits with banks	53,898
Federal funds sold	138,970
Total interest income	9,057,454
Interest expense:
Deposits (Note 5)	3,185,367
Other borrowed funds (Note 7(a))	476,606
Total interest expense	3,661,973
Net interest income	5,395,481
Provision for possible loan losses (Note 3)	1,086,702
Net interest income after provision for possible loan losses	4,308,779
Noninterest income:
Fees and service charges	1,184,132
Gain on sales of loans (Note 3)	634,203
Loss on sales of securities (Note 2)	(92,428)
Total noninterest income	1,725,907
Noninterest expenses:
Salaries and employee benefits (Notes 10 and 11(b))	2,691,809
General, administrative, marketing and other	1,265,879
Professional fees	752,963
Occupancy expense (Note 11(a))	507,420
Data processing and conversion, including consulting	289,324
Depreciation and amortization	271,823
Total noninterest expenses	5,779,218
Income before income taxes	255,468
Income taxes (Note 9)	51,101
Net income	$204,367
Earnings per share:
Basic	$.76
Diluted	.75

See accompanying notes to financial statements.

Community Capital Bank

Statement of Stockholders' Equity

Year ended December 31, 2005
					Additional paid-in capital	Retained earnings	Accumulated other comprehensive loss	Total stockholders’ equity

	Preferred stock		Common stock
	Shares	Amount	Shares	Amount
Balance, January 1, 2005	-	$-	269,179	$2,691,790	$3,985,160	$1,404,848	$(308,787)	$7,773,011
Comprehensive loss:
Net income	-	-	-	-	-	204,367	-	204,367
Other comprehensive loss:
Changes in net unrealized loss on securities available-for- sale, net of reclassification adjustments and tax effects	-	-	-	-	-	-	(435,381)	(435,381)
Total comprehensive loss								(231,014)
Cash dividend ($.20 per share)	-	-	-	-	-	(53,835)	-	(53,835)
Balance, December 31,2005	-	$-	269,179	$2,691,790	$3,985,160	$1,555,380	$(744,168)	$7,488,162

See accompanying notes to financial statements.

Community Capital Bank

Statement of Cash Flows

Year ended December 31, 2005
Cash flows from operating activities:
Net income	$204,367
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for possible loan losses	1,086,702
Depreciation and amortization	285,859
Gain on sales of loans	(634,203)
Deferred income taxes	(250,825)
Deferred loan fees, net	18,335
Loss on sales of securities	92,428
Changes in operating assets and liabilities:
Accrued interest receivable	(215,335)
Other assets	(778,530)
Accrued interest payable	109,254
Accrued expenses and other liabilities	226,650
Net cash provided by operating activities	144,702
Cash flows from investing activities:
Decrease in interest-bearing deposits with banks	1,029,907
Activity in available-for-sale securities:
Sales	17,880,215
Maturities, prepayments and calls	12,870,410
Purchases	(26,741,131)
Redemption of Federal Home Loan Bank of New York stock	122,900
Loan originations, net of repayments and sales	13,519,305
Capital expenditures	(90,631)
Net cash used in investing activities	8,447,635
Cash flows from financing activities:
Net increase in deposits	11,122,886
Proceeds from other borrowed funds	13,300,000
Repayments of other borrowed funds	(15,846,266)
Dividends	(53,835)
Net cash provided by financing activities	8,522,785
Net increase in cash and cash equivalents	219,852
Cash and cash equivalents, beginning of year	7,631,907
Cash and cash equivalents, end of year	$7,851,759
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and other borrowed funds	$3,552,718
Income taxes	1,289,809

See accompanying notes to financial statements.

Community Capital Bank

Notes to Financial Statements

1.	Summary of Significant Accounting Policies	Business
Community Capital Bank (the “Bank”) received its charter from the New York State Banking Department on August 27, 1990 and commenced operations as a commercial bank.
The Bank provides a full range of banking services to individual and corporate customers in the New York City area through its branch locations in downtown Brooklyn and Sunset Park, New York.

The Bank is subject to intense competition from other financial institutions. The Bank is also subject to the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory authorities.

A majority of the Bank’s loans are collateralized by real estate in markets in the New York Metropolitan area. Accordingly, the ultimate collectibility of those loans collateralized by real estate are particularly susceptible to changes in market conditions in New York.

The following is a summary of the significant accounting policies followed by the Bank in the preparation of the financial statements.
Use of Estimates

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and with general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible loan losses. In connection with the determination of the allowance for possible loan losses, management obtains independent appraisals for significant properties which collateralize the loans.

Securities

Investments in debt securities are classified as available-for-sale and are carried at fair value with unrealized gains and losses, net of any tax effect, excluded from earnings and reported in other comprehensive income (loss). Premiums and discounts are recognized on the straight-line method which does not differ materially from the level yield method.

Gains and losses on sales of securities are computed using the specific identification method.
Loans and Allowance for Possible Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their principal amount outstanding, less deferred fees, net of certain direct costs, and the allowance for possible loan losses. Interest income is accrued on the unpaid principal balance.

The Bank defers non-refundable loan origination and commitment fees, and certain direct loan origination costs and amortizes the net amount as an adjustment of the yield over the contractual term of the loan. If a loan is prepaid or sold, the net deferred amount is recognized in the statement of income at that time.

The allowance for possible loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, changes in the composition and risk characteristics of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance for possible loan losses is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries.

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when principal or interest is past due 90 days or more, or when, in the opinion of management, there is reasonable doubt as to collectibility. Generally, when the loans are placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then reported only to the extent that cash is received.

A loan is considered to be impaired when it is probable that the Bank will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. The allowance for possible loan losses related to loans identified as impaired is based on the excess of the loan’s current outstanding principal balance over the estimated fair value of the related collateral. For impaired loans that are not collateral dependent, the allowance for possible loan losses is recorded at the amount by which the outstanding recorded principal balance exceeds the current best estimate of the future cash flows on the loan, discounted at the loan’s effective interest rate.

Servicing

Servicing rights are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Capitalized servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Concentrations of Credit Risk

Financial instruments which potentially subject the Bank to concentration of credit risk consist primarily of temporary cash investments and loans. At December 31, 2005, the Bank had approximately $282,000 in cash balances with various financial institutions which were in excess of Federally insured limits.

The Bank places its temporary cash investments with high credit quality financial institutions and limits the amount of credit exposure to any one financial institution.
The majority of the Bank’s loans, commitments and commercial letters of credit have been granted to customers in the Bank’s primary market area, the Metropolitan New York region.
Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the terms of the respective leases or the estimated lives of the improvements.

Income Taxes

Deferred taxes are provided to reflect the temporary differences in the tax bases of assets and liabilities and their reported amounts in the financial statements. The differences relate principally to depreciation and amortization of premises and equipment, provisions for possible loan losses, interest income on loans and deferred rent. A valuation allowance is recorded, as necessary, to reduce deferred taxes to an amount expected to be realized.

Stock-Based Compensation

The Bank has a stock-based compensation plan which is described more fully in Note 13. The Bank accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. No stock-based compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant, as determined by the Bank’s Board of Directors. The following table illustrates the effect on net income and earnings per share if the Bank had applied the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-based Compensation”, to stock-based compensation:

Year ended December 31, 2005
Net income, as reported	$204,367
Less: Total stock-based compensation expense, net of related tax effects	(5,277)
Pro forma net income	$199,090
Earnings per share:
Basic - as reported	$.76
Basic - pro forma	$.74
Diluted - as reported	$.75
Diluted - pro forma	$.73

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model on the following weighted-average assumptions:

Year ended December 31, 2005
Dividend yield	0.7%
Expected life	8 years
Expected volatility	-%
Risk-free interest rate	4.49%

The application of these assumptions resulted in an estimated average fair value per option of $6.42 for the year ended December 31, 2005.
Earnings per Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method.

Earnings per common share have been computed based on the following:

Year ended December 31, 2005
Net income applicable to common stock	$204,367
Average number of common shares outstanding	269,179
Effect of dilutive options	2,866
Average number of common shares outstanding used to calculate diluted earnings per common share	272,045

Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The required disclosures have been incorporated in the statements of stockholders’ equity.

Statement of Cash Flows
For the purposes of reporting cash flows, cash and cash equivalents include cash, amounts due from banks and brokers and Federal funds sold, generally overnight.
Fair Value of Financial Instruments

A significant portion of the Bank’s assets and liabilities are considered financial instruments. Many of the Bank’s financial instruments lack an available trading market. As a result, significant assumptions and present value calculations were used in determining estimated fair values. For financial instruments bearing a variable interest rate, it is presumed that recorded book values are reasonable estimates of fair value. For the following items, recorded book value represents a reasonable estimate of fair value due to their relative short-term nature: cash and due from banks, federal funds sold, interest-bearing deposits with banks, deposits without stated maturities and accrued interest receivable and payable.

For all other financial instruments, the following methods and assumptions were used to estimate fair values:
(i) Securities
Quoted market prices for the specific instruments owned, or similar securities, are used to determine fair value.
(ii) Loans Receivable

The Bank holds in its portfolio few loans of the type that are readily saleable in the secondary market, or that are commonly used to collateralize investment securities. Therefore, the present value of estimated future cash flows from the loan portfolio is used to determine the fair value. The discount rates used are the current rates at which loans with similar terms would be made to borrowers with similar credit ratings.

(iii) Deposits with Stated Maturities
The present value of future cash flows for time deposits is used to determine estimated fair value. The discount rates used are the current rates offered for time deposits with similar maturities.
(iv) Limitations of the Estimation Process

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. In addition, these estimates do not reflect any premium or discount that could result in any equity offering by the Bank, since the fair values of financial instruments were calculated independently based on the value of one unit without regard to such factors as concentrations of ownership, possible tax ramifications or transaction costs. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding further expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with exact precision. Also, changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial instruments include premises and equipment and advances from borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of any unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Recent Accounting Developments

In November 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 115-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. The guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Management applied the guidance in this FSP in 2005.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, which supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. The statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective for the Bank beginning with the year ending December 31, 2006. The Bank is currently evaluating the impact of adopting SFAS No. 123R.

On June 7, 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 changes the requirements for the accounting for and the reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of change. SFAS No. 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements. The Bank does not believe the adoption of SFAS No. 154 will have a material effect on its financial position, results of operations or cash flows.

2.	Securities, Available-for-Sale	The amortized cost and fair value of securities, with gross unrealized gains and losses follows:

December 31, 2005
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Government Agencies	$25,051,738	$330	$(810,867)	$24,241,201
U.S. Treasury Securities	750,000	-	-	750,000
State and municipal	14,259,204	28,203	(233,518)	14,053,889
Mortgage-backed securities	7,805,021	556	(134,206)	7,671,371
Corporate bonds	500,000	-	(13,260)	486,740
	$48,365,963	$29,089	$(1,191,851)	$47,203,201

At December 31, 2005, securities with an amortized cost of approximately $18,542,000 and fair value of approximately $18,524,000 were pledged to secure other borrowed funds and public deposits.
The amortized cost and fair value of debt securities available-for-sale by contractual maturity are as follows:

	Amortized cost	Fair value
Due before one year	$750,000	$750,000
Due after one year through five years	11,072,045	10,761,003
Due five years through ten years	20,612,275	20,092,798
Due after ten years	15,931,643	15,599,400
	$48,365,963	$47,203,201

The following table shows the gross unrealized losses and fair value of the Bank’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005.

	Less than 12 months		12 months or greater		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
U.S. Government Agencies	$5,691,169	$(211,714)	$18,049,702	$(599,153)	$23,740,871	$(810,867)
State and municipal	7,903,456	(120,584)	3,957,395	(112,934)	11,860,851	(233,518)
Mortgage backed securities	3,865,079	(57,858)	3,306,352	(76,348)	7,171,431	(134,206)
Corporate bonds	-	-	486,740	(13,260)	486,740	(13,260)
Total	$17,459,704	$(390,156)	$25,800,189	$(801,695)	$43,259,893	$(1,191,851)

The policies followed by Bank management limit the type of investment instruments that can be purchased. These are limited to high quality securities with investment grade ratings. The types of securities purchased principally consist of U.S. Treasury, U.S. Government Agency, state and municipal obligations, mortgage-backed securities and corporate bonds.

Management does not believe that these securities’ temporary impairment is caused by credit risk of the issuer. The unrealized losses noted above are due to fluctuations in the interest rates between the time these investments were purchased and the current market. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. All payments of interest or principal reductions have been received when due and the ratings on these investments continue to reflect the strength of these issues.

During the year ended December 31, 2005, proceeds from the sales of securities amounted to approximately $17,880,000. Gross realized gains amounted to $25,280. Gross realized losses amounted to $117,708.

3.	Loans, Net	Loans, net consist of the following:

December 31, 2005
Commercial, industrial and other	$59,095,199
Real estate mortgage	37,741,279
Real estate construction	4,757,417
101,593,895
Less: Allowance for possible loan losses	(2,030,152)
Net deferred loan fees	(424,922)
Loans, net	$99,138,821

At December 31, 2005, loans to directors, officers or employees of the Bank were approximately $105,000.

Nonaccrual loans at December 31, 2005 were approximately $1,547,000. Interest associated with such loans of approximately $239,000 was excluded from income in 2005.
Information regarding impaired loans is as follows:

Impaired loans with a related allowance for possible loan losses	$1,628,344
Impaired loans without a related allowance for possible loan losses	-
Total impaired loans	$1,628,344
Average balance of impaired loans for the year	$2,031,739
Allowance for possible loan losses related to impaired loans	$791,964
Interest income recognized on a cash basis for the year	$-

An analysis of activity in the allowance for possible loan losses follows:

Balance, beginning of year	$1,689,053
Provision for possible loan losses	1,086,702
Loans charged off	(754,530)
Recoveries	8,927
Balance, end of year	$2,030,152

The Bank is approved by the United States Small Business Administration (“SBA”) to make SBA guaranteed loans. These are loans made to small businesses, often for the start-up of a new business or the expansion of an existing business. The loans are guaranteed up to 90% by the SBA. From time to time, the Bank sells the SBA guaranteed portion of these loans in the secondary market with servicing retained. Under the sales agreement, the buyer has the right to require the Bank to repurchase the loan for the price sold, in the event the borrower defaults on any scheduled payments of principal or interest within 90 days of the settlement date of the sale. Gain on sale of loans was $634,203 during the year ended December 31, 2005.

Capitalized servicing rights, net of accumulated amortization and revenues, were approximately $269,000 at December 31, 2005 and are included in other assets. At December 31, 2005, the unpaid principal balance of loans serviced for others, which are not included in the accompanying statements of financial condition, was approximately $13,241,000.

4.	Premises and Equipment	The following is a summary of premises and equipment:

December 31, 2005
Leasehold improvements	$1,409,740
Furniture, fixtures and equipment	1,394,804
Computer software	209,195
Automobiles	106,834
3,120,573
Less: Accumulated depreciation and amortization	1,753,663
$1,366,910

5.	Deposits	Interest-bearing deposits were as follows:

December 31, 2005
NOW and money market accounts	$15,703,920
Savings accounts	5,109,132
Time deposits	100,594,720
$121,407,772

Included in time deposits as of December 31, 2005 are $15,000,000 of public deposits which are collateralized by letters of credit issued by the Federal Home Loan Bank of New York under which the Bank is contingently liable.

The aggregate amount of time deposits in denominations of $100,000 or more were approximately $62,486,000 at December 31, 2005.
Scheduled maturities of time deposits as follow:

Year ending December 31,
2006	$84,136,014
2007	11,416,227
2008	2,936,085
2009	809,847
2010 and thereafter	1,296,547
$100,594,720

The average rate of interest paid on time deposits was 2.94% for the year ended December 31, 2005.

At December 31, 2005, deposits with the Bank which were directly or indirectly with officers, directors and stockholders, were approximately $750,000. Such deposits carry the same terms, including interest rates, as those prevailing at the time of comparable transactions with others.

6.	Securities Sold Under Agreements to Repurchase
Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one year from the transaction date. Securities sold under agreements to repurchase were $-0- at December 31, 2005.

Information concerning securities sold under agreements to repurchase was as follows:

Average balance during the year	$231,114
Average interest rate during the year	1.77%
Maximum month-end balance during the year	750,000

7.	Other Borrowed Funds	Other borrowed funds consist of:
(a) Federal Home Loan Bank of New York
The Bank is a member of the Federal Home Loan Bank of New York (“FHLBNY”). As such, it is eligible to borrow funds at various terms and maturities offered by the FHLBNY. At December 31, 2005, the Bank had borrowings of $13,300,000 with terms and maturities as follows:

Maturity	Rate	Amount
2/1/06	4.04%	$2,000,000
3/1/06	4.08	800,000
6/21/06	4.78	3,000,000
6/30/06	4.77	7,500,000
		$13,300,000

At December 31, 2005, the Bank has pledged collateral in the form of mortgage loans in the approximate amount of $10,874,000, securities in the approximate amount of $17,354,000 and a due from bank account with the FHLBNY in the approximate amount of $1,046,000 to secure this borrowing facility and the $15,000,000 of letters of credit discussed in Note 5. Based on the amount of collateral and the amount of stock held, the Bank could borrow up to an additional $513,000.

The average interest rate paid on the borrowings was 3.43% for the year ended December 31, 2005.
(b) Interbank

During May 2005, the Bank repaid $875,000 of borrowings from another financial institution, which had been collateralized by interest-bearing deposits with banks. The interest rate on the borrowing was 3.75% per annum.

8.	Stockholders’ Equity	(a) Minimum Regulatory Capital Requirements
The Bank is subject to various regulatory capital requirements administered by the Federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to quantitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Leverage Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the Bank is adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.

The Bank’s actual capital amounts and ratios are also presented in the following table (dollars in thousands):

December 31, 2005
	Actual		For capital adequacy purposes		To be well-capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to risk-weighted assets)	$9,457	9.82%	$7,744	8.0%	$9,680	10.0%
Tier 1 Capital (to risk-weighted assets)	8,232	8.55	3,872	4.0	5,808	6.0
Tier 1 Leverage Capital (to average assets)	8,232	5.01	6,521	4.0	8,152	5.0

9.	Income Taxes	Allocation of Federal, state and local income taxes between current and deferred portions follows:

Year ended December 31, 2005
Current:
Federal	$199,688
State and local	102,238
301,926
Deferred:
Federal	(185,394)
State and local	(65,431)
(250,825)
$51,101

The income tax expense differs from that computed at Federal statutory rates due to the following:

Year ended December 31, 2005
Tax at Federal statutory rate	$86,859
Increase (decrease) resulting from:
State and local income taxes (net of Federal income tax benefit)	29,000
Tax – exempt interest	(135,000)
Tax credits	(7,500)
Non-deductible expenses	115,000
Prior years’ overaccruals	-
Other	(37,258)
Total income tax expense	$51,101

The components of the net deferred tax asset, net follow:

December 31, 2005
Deferred tax assets:
Loans	$933,870
Rent	130,860
Interest income	109,945
Securities	418,593
1,593,268
Deferred tax liability:
Premises and equipment	26,757
1,566,511
Less: Valuation allowance	24,345
Net deferred tax asset	$1,542,166

10.	Employee Benefit Plan
The Bank sponsors a profit-sharing retirement and savings plan under Section 401(k) of the Internal Revenue Code covering all eligible employees. Under the plan, employees may make voluntary contributions up to statutory maximum amounts, and the Bank may make discretionary contributions based on 3% percent of eligible compensation. During 2005, the discretionary employer contributions were approximately $90,000.

11.	Commitments and Contingencies	(a) The Bank leases office space under noncancellable operating leases expiring through 2017.

The approximate minimum annual rental commitments under such noncancellable leases are as follows:

Year ending December 31,
2006	$347,000
2007	355,000
2008	362,000
2009	371,000
2010	362,000
Thereafter	2,511,000
$4,308,000

Total rent expense charged to operations was approximately $350,000 in 2005.

(b)  The Bank has an employment contract with an executive through March 2007, which provides a minimum base annual salary of $180,000, as well as annual base compensation adjustments and performance bonuses based on the Bank exceeding performance targets set in an annual plan to be negotiated by the executive and the Bank.

(c)  In the normal course of business, the Bank makes commitments and incurs certain contingent liabilities which are appropriately not reflected in the accompanying financial statements. These commitments and contingent liabilities include various commitments to extend credit and standby and commercial letters of credit. In the opinion of management, no material losses are anticipated as a result of these transactions.

The following is a summary of such commitments and contingent liabilities as of December 31, 2005:

Contract amount
Letters of credit	$722,000
Commitments to extend loans	$4,550,000
Undrawn lines of credit	$8,955,000

(d)  The Bank is involved in various legal proceedings which have arisen in the ordinary course of business which management believes, after consultation with legal counsel, will not have a material adverse effect on the financial condition, results of operations or cash flows of the Bank.

12.	Stock-Based Compensation
Under the Bank’s 1999 Stock Incentive Plan (“Plan”), the Bank may grant options to its directors, officers and employees for up to 100,000 shares of common stock. Both incentive stock options and non-statutory stock options may be granted under the Plan. The exercise price of each option granted under the plan shall not be less than 100% of the fair market value (as defined) of the Bank’s common stock on the date of the grant. However, for a grantee who owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Bank, the exercise price of each option granted shall not be less than 110% of the fair market value of the Bank’s common stock on the date of the grant. The term of each option granted shall be determined by a committee of the Board of Directors but in no event exercisable more than 10 years from the date of grant, except for a more than 10% stockholder whose options must be exercised no more than five years from the date of grant.

An award made under the Plan shall become exercisable based on the number of full years of service that such award owner has completed since the award’s date of grant, in accordance with the following schedule.

Number of years of service since date of grant	Percentage of award available for exercise (cumulative)
1 year	25%
2 years	50
3 years	75
4 or more years	100

A summary of the status of the Plan is presented below:

December 31, 2005
	Shares	Weighted average exercise price
Outstanding at beginning of year	12,900	$24.32
Granted	9,800	28.40
Exercised	-	-
Forfeited	-	-
Outstanding at end of year	22,700	$26.41
Options exercisable at year-end	9,048	$24.03

A summary of the stock options outstanding and exercisable is as follows:

December 31, 2005
	Options outstanding			Options exercisable
	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average exercise price
	22,700	8.00	$26.41	9,048	$24.03

13.	Disclosures about Estimated Fair Value of Financial Instruments	The estimated fair value of the Bank’s financial instruments is as follows ($000’s):

	Carrying value	Estimated value
Financial assets:
Cash and cash equivalents	$7,852	$7,852
Due from banks, pledged	1,046	1,046
Time deposits with banks	1,310	1,310
Securities	47,203	47,203
Loans	101,594	100,269
Accrued interest receivable	1,148	1,148
Total financial assets	$160,153	$158,828
Financial liabilities:
Deposits	$139,991	$139,196
Other borrowed funds	13,300	13,305
Accrued interest payable	561	561
Total financial liabilities	$153,852	$153,062

The remaining assets and liabilities of the Bank are not considered financial instruments and have not been valued differently than is customary under historical cost accounting. Since assets and liabilities that are not financial instruments are excluded above, the difference between total financial assets and financial liabilities does not, nor is it intended to, represent the market value of the Bank. Furthermore, the estimated fair value information may not be comparable between financial institutions due to the wide range of valuation techniques permitted, and assumptions necessitated, in the absence of an available trading market.

14.	Restatement
On September 11, 2007, the Bank determined that its previously issued statement of cash flows for the year ended December 31, 2005 should be restated as a result of a classification error in the reporting of cash flows from the proceeds from sales of loans.

As a result, the following amounts in the statement of cash flows have been restated for the year ended December 31, 2005.

	As previously reported	Restatement adjustment	As restated
Cash flows from operating activities:
Proceeds from sales of loans	$6,632,270	$(6,632,270)	$-
Net cash provided by operating activities	$6,776,972	$(6,632,270)	$144,702
Cash flows from investing activities:
Loan originations, net of repayments and sales	$(20,151,575)	$6,632,270	$(13,519,305)
Net cash used in investing activities	$(15,079,905)	$6,632,270	$(8,447,635)

Exhibit 99.2

COMMUNITY CAPITAL BANK
STATEMENTS OF FINANCIAL CONDITION
UNAUDITED
(In thousands, except per share data)

	June 30,
	2006	2005
ASSETS
Cash and due from banks	$8,265	$2,912
Federal funds sold – overnight	2,500	3,700
Due from broker	986	512
Total cash and cash equivalents	11,751	7,124
Due from banks, pledged	1,046	1,046
Interest-bearing deposits with banks	1,322	1,525
Securities, available-for-sale (note 2)	50,600	53,748
Federal Home Loan Bank of New York stock	630	710
Loans, net (note 3)	95,016	92,945
Premises and equipment, net (note 4)	1,265	1,466
Accrued interest receivable	1,073	1,310
Deferred tax asset, net	1,865	1,003
Other assets	1,556	703
Total Assets	$166,124	$161,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits (note 5)
Non-interest bearing demand	$15,858	$16,198
Interest-bearing	130,220	122,823
	146,078	139,021
Accrued interest payable	764	636
Other borrowed funds (note 6)	11,000	13,300
Other liabilities	1,185	709
Total Liabilities	159,027	153,666
Commitments and contingencies (note 7)
Stockholders’ equity (note 9):
Preferred stock, $1 par value – 100,000 shares authorized; no shares issued	-	-
Common stock, $10.00 par value, 690,000 shares authorized; issued and outstanding 269,179	2,692	2,692
Additional paid-in capital	3,985	3,985
Retained earnings	1,695	1,649
Accumulated other comprehensive loss	(1,275)	(412)
Total stockholders’ equity	7,097	7,914
Total liabilities and stockholders’ equity	$166,124	$161,580

The accompanying notes are an integral
part of these financial statements.

COMMUNITY CAPITAL BANK
STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except per share data)

	Six months ended June 30,
	2006	2005
Interest income:
Loans	$3,756	$3,163
Securities	1,056	1,003
Interest-bearing deposits with banks	18	33
Federal funds sold	104	60
Total Interest Income	4,934	4,259
Interest expense:
Deposits	2,335	1,394
Borrowed Funds	255	223
Total Interest Expense	2,590	1,617
Net interest income	2,344	2,642
Provision for loan losses (note 3)	210	175
Net interest income after provision for loan losses	2,134	2,467
Noninterest income:
Fees and service charges	788	764
Loss on sale of securities	(8)	(69)
Total noninterest income	780	695
Noninterest expense:
Salaries and employee benefits	1,400	1,375
General, administrative, marketing and other	466	559
Professional fees	323	309
Occupancy expense (note 7)	259	237
Data processing and conversion	168	202
Depreciation and amortization	72	99
Total noninterest expenses	2,688	2,781
Income before income taxes	226	381
Income taxes	87	137
Net income available to common stockholders	$139	$244
Basic earnings per common share:	$0.52	$0.91
Diluted earnings per common share:	$0.51	$0.91

The accompanying notes are an integral
part of these financial statements.

COMMUNITY CAPITAL BANK
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
UNAUDITED
(In thousands, expect per share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive loss	Total
Balance, January 1, 2005	$2,262	$3,985	$1,405	$(309)	$7,773
Comprehensive Income:
Net Income			244		244
Other comprehensive loss, net of taxes:
Change in unrealized loss on securities available for sale, net of taxes				(103)	(103)
Total comprehensive income					141
Balance June 30, 2005	2,692	3,985	1,649	(412)	7,914
Comprehensive Loss:
Net Loss			(39)		(39)
Other comprehensive loss, net of taxes:
Change in unrealized loss on securities available for sale, net of taxes				(332)	(332)
Total comprehensive loss					(371)
Cash Dividend ($.20 per share)			(54)		(54)
Balance December 31, 2005	2,692	3,985	1,556	(744)	7,489
Comprehensive Income:
Net Income			139		139
Other comprehensive loss, net of taxes:
Change in unrealized loss on securities available for sale, net of taxes				(531)	(531)
Total comprehensive loss					(392)
Balance June 30, 2006	$2,692	$3,985	$1,695	$(1,275)	7,097

The accompanying notes are an integral
part of these financial statements.

COMMUNITY CAPITAL BANK
STATEMENTS OF CASH FLOW
UNAUDITED
(In thousands)

	Six months ended June 30,
	2006	2005
Cash flows from operating activities	$139	$244
Net income
Adjustments to reconcile net income to net cash provided (used) by operating activities
Depreciation	72	99
Provision for loan losses	210	175
Loss on sale of securities	8	69
Deferred income taxes	(323)	44
Deferred loan fees, net	(74)	(64)
Change in operating assets and liabilities:	75	(377)
(Increase) decrease in accrued interest receivable
Increase in other assets	(323)	(293)
Increase in accrued interest payable	204	185
Increase (decrease) in accrued expenses and other liabilities	1	(248)
Net cash used by operating activities	(11)	(166)
Cash flows from investing activities
Decrease (increase) in interest-bearing deposits with banks	(12)	8715
Purchase of available-for-sale securities, net	(3,935)	(2,708)
Redemption of Federal Home Loan Bank of New York stock	52	138
Loan originations (payoffs), net of repayment	3,987	(6,179)
Changes in premises and equipment	31	(16)
Net cash provided (used) by investing activities	123	(7,950)

Cash flows from financing activities
Net increase in deposits	6,807	10,154
Net decrease in borrowed funds	(2,300)	(2,546)
Net cash provided by financing activities	3,787	7,608

Net increase (decrease) in cash and cash equivalents	3,899	(508)
Cash and cash equivalents, at beginning of year	7,852	7,632
Cash and cash equivalents, at end of period	$11,751	$7,124
Supplemental information:
Cash paid during the period for
Interest	$2,387	$1,432
Income Taxes	$3	$869

The accompanying notes are an integral
part of these financial statements.

COMMUNITY CAPITAL BANK NOTES TO FINANCIAL STATEMENTS UNAUDITED

Note 1 Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements of Community Capital Bank (the “Bank”) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.  Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted.  In the opinion of management, all adjustments (consisting primarily of normal recurring adjustments) necessary for a fair presentation of the financial condition, results of operations, changes in stockholders’ equity and cash flows of the Bank as of and for the periods shown have been included.

The unaudited financial statements presented herein have not been reviewed by any independent accountants.

The unaudited financial statements presented herein should be read in conjunction with the financial statements and notes thereto included in the Bank’s audited financial statements for the fiscal year ended December 31, 2005. The results of operations and other data for the six-month period ended June 30, 2006, are not necessarily indicative of results that may be expected for the entire fiscal year ending December 31, 2006.

Business

The Bank received its charter from the New York State Banking Department on August 27, 1990, and commenced operations as a commercial bank.

The Bank provides a full range of banking services to individual and corporate customers in the New York City area through its branch locations in downtown Brooklyn and Sunset Park, New York.

The following is a brief summary of the significant policies followed by the Bank in the preparation of the financial statements.

Use of Estimates

The financial statements of the Bank have been prepared in conformity with generally accepted accounting principles.  In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements.  Actual results could differ significantly from those estimates.  Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses.

The following is a summary of the significant accounting policies followed by the Bank in the preparation of the financial statements:

Investment Securities

Investment securities to be held for indefinite periods of time and not intended to be held to maturity are classified as Available for Sale and carried at estimated fair value.  Unrealized holding gains and losses are excluded from earnings and reported as a separate component of stockholders’ equity.  Investment Securities Available for Sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, liquidity needs and other factors.  Gains or losses on the sale of securities are recorded using the specific identification method on a trade date basis.  Purchase premium and discounts are recognized in interest income using the straight-line method which approximates the level-yield method.

Loans

Loans are carried at their principal amount.  Interest income on loans is credited to income based on loan principal amounts outstanding.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered by management to be adequate to provide for potential loan losses.  The allowance is increased by provisions charged to expense and reduced by net charge-offs.  The level of the allowance is based on management’s evaluation of potential losses in the loan portfolio, after consideration of prevailing and anticipated economic conditions and trends, among other factors.

While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses.  Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization.  Depreciation and amortization are generally computed by the straight-line method over the estimated useful lives of the respective assets.  Leasehold improvements are amortized over the lives of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

Income Taxes

Deferred taxes are provided to reflect the temporary differences in the tax bases of assets and liabilities and their reported amounts in the financial statements.  The differences relate principally to depreciation and amortization of premises and equipment, provisions for possible loan losses, interest income on loans and deferred rent.  A valuation allowance is recorded, as necessary, to reduce deferred taxes to an amount expected to be realized.

Basic and Diluted Net Income per Common Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.  Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method.  Basic net income per share of common stock is based on 269,179 and 266,571 weighted average numbers of common shares outstanding for the six-month periods ended June 30, 2006, and June 30, 2005, respectively.  Diluted net income per share of common stock is based on 272,045 and 268,171, the weighted average number of common shares and potentially dilutive common shares outstanding for the six-month periods ended June 30, 2006, and June 30, 2005, respectively.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and brokers and federal funds sold.  Federal funds are generally purchased and sold for one-day periods.

Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  The required disclosures have been incorporated in the statements of stockholders’ equity.

Note 2 Securities, Available-for-Sale

Investment securities available for sale are as follows:

	June 30,
	2006	2005
	(In thousands)
U. S. Government Agencies	$31,818	$22,758
U. S. Treasury Securities	-	10,732
State and municipal	12,689	12,827
Mortgage-backed securities	7,584	7,575
Corporate bonds	500	500
Fair value adjustment	(1,991)	(644)
	$50,600	$53,748

At June 30, 2006, and 2005, investment securities did not include any securities that were considered to be other than temporarily impaired.

Note 3 Loans, net

Major classifications of loans are as follows:

	June 30,
	2006	2005
	(In thousands)
Commercial and industrial and other	$55,151	$46,729
Real estate mortgages	36,476	41,622
Real estate construction	5,238	6,197
	96,865	94,548
Less:
Allowance for loan losses	(1,498)	(1,261)
Net deferred loan fees	(351)	(342)
	$95,016	$92,945

Note 4 Premises and Equipment

Premises, software and equipment consist of the following:

	June 30,
	2006	2005
	(In thousands)
Leasehold improvements	$1,410	$1,410
Furniture, fixtures and equipment	1,512	1,466
Computer software	209	209
	3,131	3,085
Less accumulated depreciation and amortization	(1,866)	(1,618)
	$1,265	$1,466

Note 5 Deposits

Deposit interest-bearing account balances are summarized as follows:

	June 30,
	2006	2005
	(In thousands)
NOW and money market accounts	$13,923	$14,993
Savings accounts	4,694	6,342
Time deposits
100,000 or greater	96,854	85,685
under 100,000	14,749	15,803
	$130,220 $	$122, 823

Note 6 Other Borrowed Funds

The Bank is a member of the Federal Home Loan Bank of New York (“FHLBNY”).  As such, it is eligible to borrow funds at various terms and maturities offered by the FHLBNY.  At June 30, 2006, and 2005, the Bank had borrowings of $11,000,000 and $13,300,000, respectively.

Note 7 Commitments and Contingent Liabilities

The Bank leases office space under non-cancelable operating leases expiring through 2017.  At June 30, 2006, minimum annual rental commitments under such non-cancelable operating leases are as follows:

Year ending December 31,	Amount
(In thousands)
2006 (six months)	$165
2007	355
2008	362
2009	371
2010	362
Thereafter	2,511
$4,126

Total net rental expense for six-month period ended June 30, 2006, and 2005, was approximately $182,000 and $178,000, respectively.

Note 8 Employee Benefit Plan

The Bank sponsors a profit-sharing retirement and savings plan under section 401(k) of the Internal Revenue Code covering all eligible employees.  Under the plan, employees may make voluntary contributions up to statutory maximum amounts, and the Bank may make discretionary contributions based on 3% percent of eligible compensation.  During the six-month period ended June 30, 2006, and 2005, the discretionary employer contributions were approximately $ 45,145 and $ 46,725, respectively.

Note 9 Stockholders’ Equity

The Bank is subject to various regulatory capital requirements administered by the Federal and state banking agencies.  Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that if undertaken, could have a direct material affect on the Bank and the consolidated financial statements.  Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined).  Management believes, as of June 30, 2006, the Bank meets all the capital adequacy requirements to which it is subject.

As of the most recent notification from its primary regulator, the Bank was categorized as adequately capitalized under the regulatory framework for prompt corrective action.  To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risked-based, and Tier I leverage ratios as set forth in the following table.

There are no conditions or events since that notification that management believes have changed the Bank’s category.  The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		Required for capital adequacy purpose		To be well capitalized under prompt corrective action provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In thousands, except ratio data)
As of June 30, 2006
Total capital (to risk-weighted assets)	$9,560	10.02%	$7,633	8.00%	$9,541	10.00%

Tier I capital (to risk-weighted assets)	$8, 371	8.77%	$3,818	4.00%	$5,727	6.00%

Tier I capital (to total assets)	$8,371	5.02%	$6,670	4.00%	$8,338	5.00%

As of June 30, 2005
Total capital (to risk-weighted assets)	$9,382	10.58%	$7,094	8.00%	$8,868	10.00%
Tier 1 capital (to risk-weighted assets)	$8,271	9.33%	$3,546	4.00	$5,319	6.00%
Tier 1 capital (to total assets)	$8,271	5.08%	$6,513	4.00	$8,141	5.00%

Exhibit 99.3

CARVER BANCORP, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Financial Statements

On September 29, 2006, the Carver Federal Savings Bank (the “Bank”) consummated its acquisition of Community Capital Bank (“CCB”), contributing an additional $165.4 million in assets to its Statement of Financial Condition. Under the terms of the merger agreement, CCB’s shareholders were paid $40 per share.  Together with deal costs of $0.9 million, the total transaction cost was $11.9 million.  Also in connection with the acquisition, the Bank recorded a one time charge of $1.3 million for acquisition-related charges which were primarily related to severance, early vendor contract termination fees, and systems integration and conversion fees.

The unaudited pro forma condensed combined Statement of Financial Condition as of June 30, 2006, and the unaudited pro forma condensed combined statements of income for the twelve-month and three-month periods ended March 31, 2006, and June 30, 2006, respectively, are presented herein.  For comparison purposes, such unaudited pro forma condensed financial information uses CCB’s previously reported financial information for the twelve-month period ended December 31, 2005, and for the three-month period ended March 31, 2006.  The following unaudited pro forma financial statements have been prepared to give effect to the completed acquisition which was accounted for as a purchase.

The unaudited pro forma condensed financial statements presented are based on the assumptions and adjustments described in the accompanying notes.  The unaudited pro forma condensed financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations actually would have been if the events described above occurred as of the dates indicated or what such financial position or results would be for any future periods.  The unaudited pro forma condensed financial statements, and the accompanying notes, are based upon the respective historical consolidated and combined financial statements of the Bank and CCB and should be read in conjunction with the Bank’s and CCB’s historical financial statements and related notes.

CARVER BANCORP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
(In thousands)

	Carver	CCB
	June 30,	June 30,	Pro Forma		Pro Forma
	2006	2006	Adjustments		Combined
ASSETS	(As reported)		(Note 3)
Cash and cash equivalents:
Cash and due from banks	$14,589	$10,297	$(11,985)	(A)	$12,901
Federal funds sold	12,450	2,500			14,950
Interest earning deposits	600	1,322			1,922
Total cash and cash equivalents	27,639	14,119	(11,985)		29,773
Securities:
Available-for-sale, at fair value	73,722	50,600			124,322
Held-to-maturity, at amortized cost	22,477	-			22,477
Total securities	96,199	50,600	-		146,799
Loans receivable:
Real estate mortgage loans	495,811	41,363			537,174
Consumer and commercial business loans	3,693	55,151			58,844
Allowance for loan losses	(4,025)	(1,498)			(5,523)
Total loans receivable, net	495,479	95,016	-		590,495
Office properties and equipment, net	13,198	1,265			14,463
Federal Home Loan Bank of New York stock, at cost	4,327	630			4,957
Bank owned life insurance	8,557	-			8,557
Accrued interest receivable	3,076	1,073			4,149
Goodwill (Note 2)	-	-	5,386	(B)	5,386
Other assets	6,092	3,421	760	(B)	10,273
Total assets	$654,567	$166,124	$(5,839)		$814,852

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$507,812	$146,078			$653,890
Advances and other borrowed money	86,850	11,000			97,850
Other liabilities	10,762	1,949	$1,258	(C)	13,969
Total liabilities	605,424	159,027	1,258		765,709

Stockholders' equity:
Common stock	25	2,692	(2,692)	(D)	25
Additional paid-in capital	23,970	3,985	(3,985)	(D)	23,970
Retained earnings	26,337	1,695	(1,695)	(D)	26,337
Unamortized awards of common stock	(17)	-			(17)
Treasury stock, at cost	(332)	-			(332)
Accumulated other comprehensive loss	(840)	(1,275)	1,275	(D)	(840)
Total stockholders' equity	49,143	7,097	(7,097)		49,143
Total liabilities and stockholders' equity	$654,567	$166,124	$(5,839)		$814,852

The accompanying notes are an integral
part of these financial statements.

CARVER BANCORP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(In thousands, except per share data)

	For the Twelve Months Ended
	Carver	CCB
	March 31,	December 31,	Pro Forma		Pro Forma
	2006	2005	Adjustments		Combined
	(As Reported)		(Note 3)
Interest Income:
Loans	$26,563	$6,918			$33,481
Mortgage-backed securities	4,439	270	$(67)	(E)	4,642
Investment securities	971	1,730			2,701
Federal funds sold	412	139			551
Total interest income	32,385	9,057	(67)		41,375
Interest expense:
Deposits	8,921	3,185			12,106
Advances and other borrowed money	4,572	477			5,049
Total interest expense	13,493	3,662	-		17,155
Net interest income	18,892	5,395	(67)		24,220
Provision for loan losses	-	1,087			1,087
Net interest income after provision for loan losses	18,892	4,308	(67)		23,133
Non-interest income:
Fees and charges	4,689	1,184			5,873
Loss on sale of securities	-	(92)			(92)
Gain on sale of loans	351	634			985
Other	301	-			301
Total non-interest income	5,341	1,726	-		7,067
Non-interest expense:
Employee compensation and benefits	9,512	2,692			12,204
Net occupancy expense	2,284	507			2,791
Equipment, net	1,939	272			2,211
Other	5,399	2,308	152	(F)	7,859
Total non-interest expense	19,134	5,779	152		25,065
Income before income taxes	5,099	255	(219)		5,135
Income taxes	1,329	51	(57)	(F)	1,323
Net income available to common stockholders	$3,770	$204	$(162)		$3,812
Earnings per common share:
Basic	$1.50				$1.52
Diluted	$1.45				$1.47

The accompanying notes are an integral
part of these financial statements.

CARVER BANCORP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(In thousands, except per share data)

	For the Three Months Ended
	Carver	CCB
	June 30,	March 31,	Pro Forma		Pro Forma
	2006	2006	Adjustments		Combined
	(As Reported)		(Note 3)
Interest Income:
Loans	$7,891	$1,830			$9,721
Mortgage-backed securities	932	82	$(17)	(E)	997
Investment securities	181	432			613
Federal funds sold	116	42			158
Total interest income	9,120	2,386	(17)		11,489
Interest expense:
Deposits	2,995	1,056			4,051
Advances and other borrowed money	1,090	123			1,213
Total interest expense	4,085	1,179	-		5,264
Net interest income	5,035	1,207	(17)		6,225
Provision for loan losses	-	110			110
Net interest income after provision for loan losses	5,035	1,097	(17)		6,115
Non-interest income:
Fees and charges	855	295			1,150
Loss on sale of securities	-	(1)			(1)
Gain on sale of loans	12	-			12
Other	78	52			130
Total non-interest income	945	346	-		1,291
Non-interest expense:
Employee compensation and benefits	2,285	710			2,995
Net occupancy expense	584	123			707
Equipment, net	476	139			615
Merger related expenses	2	-			2
Other	1,386	392	38	(F)	1,816
Total non-interest expense	4,733	1,364	38		6,135
Income before income taxes	1,247	79	(55)		1,271
Income taxes	445	29	(20)	(G)	454
Net income available to common stockholders	$802	$50	$(35)		$817
Loss per common share:
Basic	$0.32				$0.33
Diluted	$0.31				$0.32

The accompanying notes are an integral
 part of these financial statements.

CARVER BANCORP, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 Basis of Presentation

The unaudited pro forma condensed combined Statement of Financial Condition of Carver Bancorp, Inc. and Subsidiaries (the “Company”) as of June 30, 2006, gives effect to the acquisition of Community Capital, Corp. (“CCB”), as if it had been completed on June 30, 2006.  The unaudited pro forma condensed combined statements of income for the twelve-month period ended March 31, 2006, and three-month period ended June 30, 2006, give effect to the acquisition of CCB as if it had occurred April 1, 2005.

The unaudited pro forma condensed combined statements of income and unaudited pro forma condensed combined Statement of Financial Condition were derived by adjusting the Company’s historical financial statements for the acquisition of CCB.  The unaudited pro forma condensed combined Statement of Financial Condition and the unaudited pro forma condensed combined statements of income are provided for informational purposes only and should not be construed to be indicative of the Company’s financial position or results of operations had the transaction been consummated on the dates indicated and do not project the Company’s financial position or results of operations for any future period or date.

The unaudited pro forma condensed combined Statement of Financial Condition and the unaudited pro forma condensed combined statements of income and accompanying notes should be read in conjunction with the Company’s historical financial statements and related notes, the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006 and CCB’s financial statements presented herein.

Certain amounts in the unaudited pro forma condensed combined financial statements for CCB have been reclassified to conform to the Company’s presentation.

Note 2 Purchase Price

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting as required by FASB Statement of Financial Accounting Standards No. 141, “Business Combinations”.  The purchase price has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition.  Any differences between the fair value estimates for the purchase price allocation may be refined as additional information becomes available.

The allocation of the total transaction cost for the acquisition of CCB as of June 30, 2006, as determined by the Company on a proforma basis is as follows:

(in thousands)
Goodwill	$5,386
Other intangible assets	760
Tangible assets acquired and liabilities assumed :
Cash and due from banks	14,119
Securities	50,600
Loans receivable, net	95,016
Other assets	6,389
Deposits	(146,078)
Borrowings	(11,000)
Other liabilities	(1,949)
Total purchase price	13,243
Less cash acquired from acquisition	(14,119)
Net cash used in acquisition (on a proforma basis)	$(876)

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired.  The intangible asset relating to customer relationships and core deposits is being amortized on a straight-line basis over five years.

Note 3 Pro Forma Adjustments

The following pro forma adjustments are based upon management’s preliminary estimates of the value of the tangible and intangible assets acquired. These estimates are subject to finalization.

(A)	Represents approximately $11.1 million paid in cash to CCB shareholders and approximately $0.9 million in deal costs in connection with the acquisition.

(B)
Represents $5.4 million of goodwill and $0.8 million of other intangible assets resulting from the transaction, as if the acquisition had been completed June 30, 2006.   The final valuation of the purchase price allocation between goodwill and identifiable intangible assets is stipulated in Note 2.

(C)
The Company recorded one time charge of approximately $1.3 million through September 29, 2006 for acquisition-related charges which are primarily related to severance, early vendor contract termination fees, and systems integration and conversion fees.  These charges are not included in the preceding unaudited pro forma condensed combined statements of income.  However, in Carver Bancorp Inc.’s annual 10-K filing for fiscal year ended March 31, 2007, this one time charge of approximately $1.3 million is included in footnote 14 Acquisition of Community Capital Bank, unaudited pro forma results of operations for the years ended March 31, 2007 and 2006.

(D)	Represents the elimination of equity accounts of CCB.

(E)
Represents the reduction of interest income related to the net cash paid for CCB’s acquisition had the transaction been completed at the beginning of the pro forma condensed financial income statement period.

(F)
Represents the acquired intangible assets amortization resulting from the transaction, as if the acquisition has been completed at the beginning of the pro forma condensed financial income statement period.

(G)
Represents the tax effect of the adjustments to the combined statements of income at an effective tax rate of 35.7% and 26.1% for the three-month period ended June 30, 2006, and the twelve-month period ended March 31, 2006, respectively.

Note 4 Community Capital Bank’s Results for Three Months Ended June 30, 2006

The total securities for Community Capital Bank increased by $5.4 million for three months ended June 30, 2006.  The increased investments included a rise of $2.5 million in federal funds sold and of $3.2 million in US agency commercial paper.  The total loan portfolio for CCB decreased by $0.5 million during the three months ended June 30, 2006.  The primary decreases in total loans receivable (net) are loans sold of $1.5 million and a reduction of $3.4 million in commercial mortgage loans.  The decreases were offset by increases in term loans of $3.1 million and line of credits of $1.9 million.  Total deposits increased by $6.3 million during the three months ended June 30, 2006.  The growth was primarily the result of increases in one-year jumbo deposits of $4.1 million and two-year jumbo deposits of $5.1 million.  The increased deposits were partially offset by a decrease of $2.5 million in money market deposits.

CCB’s net income for the three months ended June 30, 2006, was $89 thousand, a $39 thousand increase compared with the $50 thousand for the three months ended March 31, 2006.  The results primarily reflect a decrease in net interest income of $60 thousand due to higher customer deposits and the related interest expense.  Non-interest income increased by $88 thousand primarily from fees, service charges and a decline of $40 thousand in non-interest expenses, which was offset by an increase in the provision for income taxes of $29 thousand.